Exhibit 99.1

     SANGAMO BIOSCIENCES ANNOUNCES PRESENTATION OF DATA AT AMERICAN DIABETES
                               ASSOCIATION MEETING

                  DATA SUPPORTS ONGOING PHASE I CLINICAL TRIAL

    RICHMOND, Calif., June 13 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced that preclinical data from its program to develop a ZFP Therapeutic(TM) for diabetic neuropathy were presented at the American Diabetes Association 65th Scientific Sessions held in San Diego, June 10-14th, 2005. Professor David Tomlinson, Faculty of Life Sciences, University of Manchester, U.K. presented the work which demonstrates animal efficacy for a zinc finger DNA-binding protein transcription factor (ZFP TF(TM)) that is currently being tested in a Phase I human clinical trial.

    "These data clearly show that local, intramuscular injection of the ZFP TF plasmid significantly increases both motor and sensory nerve conduction velocities in rats with experimental diabetic neuropathy," said Professor Tomlinson. "This effect was durable after just a single treatment. Clearly, this approach has massive potential for the management of diabetic neuropathy."

    Professor Tomlinson tested a plasmid DNA that encodes ZFP TF(TM), designed to "turn on" the vascular endothelial growth factor A (VEGF-A) gene. VEGF-A has been demonstrated to have direct neurotrophic and neuroprotective properties. In this study, the DNA was injected into two sites in the hind limb of diabetic rats and, after one month, nerve conduction velocities in both the treated and untreated limb were compared. Diabetes results in a gradual decline in nerve conduction velocities in both motor and sensory nerves. In contrast, Professor Tomlinson observed that there was a significant, dose-related increase in both motor and sensory nerve conduction velocities in the limbs treated with the three highest doses of the ZFP TF compared with the untreated limbs. The same therapeutic, SB-509, is now being tested in a multicenter, single blind, placebo-controlled, dose-escalation Phase I trial in humans.

    "We were greatly encouraged by Dr. Tomlinson's data and thus moved this program into the clinic," explained Dr. Dale Ando, Sangamo's vice president of therapeutic development and chief medical officer. "While our Phase I human clinical trial is primarily designed to assess safety, we are also evaluating this ZFP TF in patients with diabetic neuropathy and will be comparing the effects of a single treatment in one leg compared with a placebo treatment in the other leg. The ZFP TF will be administered by injection in a distribution that targets the major peripheral nerves in the legs and feet. We will measure nerve conduction velocities, the primary end-point in most clinical trials of therapeutic agents targeted at neuropathy at one, two, three and six months. In this way we hope to extract as much information from this study as possible."

    "Currently, there are no effective therapies available to treat this debilitating and frequent complication of diabetes and patients are generally prescribed painkillers to alleviate symptoms," noted Mark Kipnes, M.D., a clinical investigator for Sangamo and endocrinologist at the Diabetes and Glandular Disease Clinic, San Antonio, Texas, one of the centers participating in the Phase I clinical trial of SB-509. "We are excited to be involved in testing this novel approach that may potentially have a dramatic therapeutic effect in patients already suffering from neuropathy and those that are at risk for developing it."

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    "We believe that our VEGF ZFP Therapeutic(TM) may address this growing unmet medical need and provide an approach that may protect and treat the affected nerves directly," said Edward Lanphier, Sangamo's president and CEO. "We are also exploring the use of this ZFP Therapeutic in other animal models of nerve trauma in an effort to learn more about the effects that we have observed in our preclinical studies."

    About Sangamo
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com

    This press release contains forward-looking statements regarding Sangamo's current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             06/13/2005
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or investors, John Cummings, +1-415-352-6262, or media, Justin Jackson, +1-212-213-0006, or
jjackson@burnsmc.com, both of Burns McClellan, Inc./
    /Web site:  http://www.sangamo.com /